CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 14, 2022, relating to the financial statements of The Alkaline Water Company Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to The Alkaline Water Company Inc.'s ability to continue as a going concern) as of and for the years ended March 31, 2022 and 2021, included in the Annual Report on Form 10-K of The Alkaline Water Company Inc. filed with the Securities and Exchange Commission on July 14, 2022, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Prager Metis CPAs, LLC

Basking Ridge, NJ

August 17, 2022